Exhibit 99

PPG Industries, Inc.
One PPG Place
Pittsburgh, Pennsylvania 15272 USA
www.ppg.com

Contact:
Jeremy Neuhart
News	PPG Corporate Communications
412-434-3046
neuhart@ppg.com

Investors:
Vince Morales
PPG Investor Relations
412-434-3740
vmorales@ppg.com

PPG reports record third quarter earnings

•	Results benefit from continued volume growth in emerging regions

•	Overall volumes rise 6 percent on continued gradual industrial recovery

•	Lower global cost structure remains a contributor to profitability

•	Company intends to use strong balance sheet to further accelerate earnings growth

PITTSBURGH, Oct. 21, 2010 – PPG Industries (NYSE:PPG) today reported sales for the third quarter of $3.5 billion, an increase of 7 percent versus the prior year’s third quarter. Third quarter reported net income was $262 million, or $1.58 per share. Third quarter 2009 sales were $3.2 billion, and reported net income was $159 million, or 96 cents per share.

Adjusted net income for the quarter was $1.59 per share. Third quarter 2009 adjusted net income was 97 cents per share. Both periods include an aftertax charge of 1 cent per share to reflect the net increase in the current value of the company’s obligation under its proposed asbestos settlement, which is pending court proceedings.

“Our record third quarter earnings reflect the benefits of the strategic initiatives we’ve undertaken to broaden our geographic footprint – especially in high-growth emerging regions – and the diversity of the end-use markets we serve,” said Charles E. Bunch, PPG chairman and CEO. “In addition, our lower overall cost structure has enabled us to leverage the ongoing, gradual global industrial recovery. We achieved these record results despite persistent raw material cost inflation and anemic construction markets in the developed economies of the world.”

Bunch said that PPG’s third quarter segment earnings grew by more than 35 percent versus the same period last year. “Higher industrial activity resulted in sizable gains in our Industrial Coatings and Commodity Chemicals segments, and in our fiber glass business, all of which are experiencing strong demand recovery from the recession. Also, our Performance Coatings and Optical and Specialty Materials segments delivered third quarter earnings records, once again growing by double-digit percentages. The Architectural Coatings – EMEA (Europe, Middle East and Africa) segment earnings fell slightly due primarily to negative currency conversion.” He said that PPG’s overall sales volumes grew 6 percent over 2009 even with a decline in the company’s architectural coatings businesses serving the mature regions.

“The shift of our portfolio to focus on coatings and optical products has significantly reduced our capital intensity. As a result, we have additional cash for earnings growth opportunities and to return to shareholders. Year-to-date, we have returned nearly 80 percent of our cash from operations to shareholders in the form of dividends and share repurchases,” Bunch said. PPG raised its quarterly dividend to 55 cents per share on July 15, and it has spent about $275 million year-to-date to acquire 4.2 million shares of PPG stock at an average per-share price of approximately $65.

Looking forward, Bunch said, “While we anticipate continued gradual recovery in economic conditions, the fourth quarter is traditionally a slower sales quarter for most of our businesses due to seasonality. Our focus continues to be on operational excellence as we remain committed to cost management. We are also working diligently to offset higher raw material costs.” He said that PPG is implementing price increases for many of its products, including several in the Commodity Chemicals segment.

Bunch concluded, “We are planning to use our strong balance sheet over the next several quarters to further accelerate earnings growth through ‘bolt-on’ acquisitions and continued, selective share repurchases. We delivered record results despite the fact that the sales in our businesses have yet to fully recover. This, combined with our continued organic growth prospects and strong financial flexibility, give me optimism about our future earnings potential.”

The company’s 2010 tax rate was lowered in the third quarter to 27 percent based on the geographic mix of projected full year results. When compared with the company’s previously estimated 2010 tax rate of 28 percent, the lower rate added 6 cents to third quarter earnings per share, including a 4 cent catch-up from reducing the rate on earnings for the first six months of 2010.

Performance Coatings segment sales in the third quarter 2010 increased $28 million, or 3 percent, versus last year’s third quarter as a result of higher selling prices. Volumes were flat as declines in the North American architectural coatings business offset solid growth in several of PPG’s top-performing businesses, including automotive refinish, aerospace, and protective and marine coatings, and growth in the Asia/Pacific region. The protective and marine coatings business had a record quarter for sales and earnings. Segment earnings grew $19 million, or 12 percent, to a new quarterly record of $174 million as a result of the improved business mix and lower cost structure.

Industrial Coatings segment sales for the quarter rose $103 million, or 13 percent, due to volume growth of 14 percent, especially in the automotive coatings and industrial coatings businesses and in all regions. Segment earnings for the quarter were $86 million, an increase of $28 million from the prior year’s third quarter. The benefit from improved volumes and reduced costs due to prior restructuring actions was partially offset by raw material inflation.

Sales for the Architectural Coatings – EMEA segment decreased $47 million, or 8 percent, due primarily to currency conversion. Segment earnings declined $9 million to $50 million, with about one-half of the decrease associated with currency conversion. The segment sales volume trend remained modestly negative at a level consistent with prior quarters this year.

The Optical and Specialty Materials segment delivered record third quarter sales and earnings. Segment sales for the quarter increased $31 million, or 12 percent, as a result of double-digit percentage volume growth in both businesses. Segment earnings improved $15 million to $82 million, as a result of the higher sales volumes, countered slightly by increased selling and advertising costs to support the sales growth.

Commodity Chemicals segment sales for the quarter increased $83 million, or 29 percent, due to higher volumes and prices. Segment earnings grew $41 million due to the improved pricing and volumes, partially offset by higher maintenance costs.

Glass segment sales increased $37 million, or 17 percent, compared with the prior year as a result of improved fiber glass volumes and price gains. Segment income was $32 million, an improvement of $38 million due to higher volumes, lower manufacturing costs and higher equity earnings and royalty income.

About PPG

PPG Industries’ vision is to continue to be the world’s leading coatings and specialty products company. Founded in 1883, the company serves customers in industrial, transportation, consumer products, and construction markets and aftermarkets. With headquarters in Pittsburgh, PPG operates in more than 60 countries around the globe. Sales in 2009 were $12.2 billion. PPG shares are traded on the New York Stock Exchange (symbol: PPG). For more information, visit www.ppg.com.

Additional Information

PPG will hold a conference call to review its third quarter financial performance today, Oct. 21, at 2 p.m. ET. The company will provide commentary and host questions and answers. The dial-in numbers are: in the United States, 866-202-3109; international, 617-213-8844; passcode 59639492. The conference call also will be available in listen-only mode via Internet broadcast from PPG’s Investor Center at www.ppg.com (Windows Media Player). A telephone replay will be available today, Thursday, Oct. 21, beginning at approximately 5 p.m. ET, through Thursday, Nov. 4, at 5 p.m. ET. The dial-in numbers for the replay are: in the United States, 888-286-8010; international, 617-801-6888; passcode 34321270. A Web replay also will be available on PPG’s Investor Center at www.ppg.com, beginning at approximately 4:30 p.m. ET, today, Thursday, Oct. 21, 2010, through Friday, Oct. 21, 2011.

Forward-Looking Statements

Statements in this news release relating to matters that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 reflecting the company’s current view with respect to future events or objectives and financial or operational performance or results. These matters involve risks and uncertainties as discussed in PPG Industries’ periodic reports on Form 10-K and Form 10-Q, and its current reports on Form 8-K, filed with the Securities and Exchange Commission (SEC). Accordingly, many factors could cause actual results to differ materially from the company’s forward-looking statements.

Among these factors are global economic conditions, increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials, the ability to maintain favorable supplier relationships and arrangements, the realization of anticipated cost savings from restructuring initiatives, difficulties in integrating acquired businesses and achieving expected synergies therefrom, the ability to penetrate existing, developing or emerging foreign and domestic markets, and economic and political conditions in international markets, foreign exchange rates and fluctuations in such rates, the impact of future legislation, the impact of environmental regulations, unexpected business disruptions and the unpredictability of possible future litigation, including litigation that could result if the asbestos settlement discussed in PPG’s filings with the SEC does not become effective. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.

Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, results of operations or liquidity.

Forward-looking statements speak only as of the date of their initial issuance, and PPG does not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

Regulation G Reconciliation

PPG Industries believes investors’ understanding of the company’s operating performance is enhanced by the disclosure of net income and earnings per common share (attributable to PPG) adjusted for nonrecurring charges. PPG’s management considers this information useful in providing insight into the company’s ongoing operating performance because it excludes the impact of items that cannot reasonably be expected to recur on a quarterly basis. Net income and earnings per common share (attributable to PPG) adjusted for these items are not recognized financial measures determined in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered a substitute for net income or earnings per common share (attributable to PPG) or other financial measures as computed in accordance with U.S. GAAP. In addition, adjusted net income and earnings per share may not be comparable to similarly titled measures as reported by other companies. The following is a reconciliation of reported and adjusted net income and earnings per share for the third quarters of 2010 and 2009:

Regulation G Reconciliation – Results From Operations

($ in millions, except per-share amounts)

	$	EPS
Third Quarter – 2010
Net Income (Attributable to PPG) as Reported	$262	$1.58
Net Charge for Asbestos Settlement	2	0.01

Adjusted Net Income	$264	$1.59

	$	EPS
Third Quarter – 2009
Net Income (Attributable to PPG) as Reported	$159	$0.96
Net Charge for Asbestos Settlement	2	0.01

Adjusted Net Income	$161	$0.97

PPG INDUSTRIES AND CONSOLIDATED SUBSIDIARIES

CONDENSED STATEMENT OF OPERATIONS (unaudited)

(All amounts in millions except per-share data)

	3 Months Ended September 30		9 Months Ended September 30
	2010	2009	2010	2009
Net sales	$3,460	$3,225	$10,044	$9,123
Cost of sales, exclusive of depreciation and amortization	2,108	1,989	6,128	5,605
Selling, R&D and admin expenses	836	827	2,501	2,465
Depreciation	86	88	260	264
Amortization	30	32	92	93
Interest expense	46	47	137	144
Asbestos settlement - net	3	3	9	10
Business restructuring	—	—	—	186
Other (earnings)/charges - net	(35)	(36)	(87)	(61)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	386	275	1,004	417
Income tax expense (Note A)	94	90	352	154

Net income attributable to the controlling and noncontrolling interests	292	185	652	263
Less: Net income attributable to noncontrolling interests	(30)	(26)	(88)	(69)

NET INCOME (ATTRIBUTABLE TO PPG)	262	159	564	194

Earnings per common share (attributable to PPG)	$1.59	$0.96	$3.41	$1.18

Earnings per common share (attributable to PPG) - assuming dilution	$1.58	$0.96	$3.39	$1.17

Average shares outstanding	164.2	165.2	165.1	164.4

Average shares outstanding - assuming dilution	165.4	166.0	166.4	165.1

Note A:

Income tax expense for the nine months ended September 30, 2010 includes expense of $85 million resulting from the reduction of our previously provided deferred tax asset related to our liability for retiree medical costs. The deferred tax asset was reduced due to tax law changes included in health care legislation enacted by Congress in March 2010, that included a provision to reduce the amount of retiree medical costs that will be deductible after Dec. 31, 2012. Tax expense for 2010 also includes a $3 million benefit as a result of enacted changes in statutory tax rates. The remaining tax expense for the nine months ended September 30, 2010, of $270 million represents an effective tax rate on pretax earnings of approximately 27 percent. The effective tax rate on pretax earnings for the nine months ended September 30, 2009, was 37 percent, consisting of a tax benefit of 24 percent on the charge for business restructuring and tax expense of 33 percent on remaining pretax earnings.

BALANCE SHEET HIGHLIGHTS (unaudited)

($ in millions)	Sep 30 2010	Sep 30 2009	Dec 31 2009
Current assets:
Cash and cash equivalents	$930	$898	$1,057
Receivables - net	2,958	2,853	2,628
Inventories	1,638	1,656	1,548
Other	779	841	748

Total current assets	$6,305	$6,248	$5,981

Current liabilities:
Short-term debt and current portion of long-term debt	$69	$455	$272
Asbestos settlement	563	534	534
Accounts payable and accrued liabilities	2,891	2,880	2,771

Total current liabilities	$3,523	$3,869	$3,577

Long-term debt	$3,066	$3,082	$3,074

PPG OPERATING METRICS (unaudited)
($ in millions)	Sep 30 2010	Sep 30 2009	Dec. 31 2009
Operating Working Capital (a)
Amount	$2,955	$3,186	$2,672
As a percent of quarter sales, annualized	21.3%	24.7%	21.4%

(a)	Operating working capital includes (1) receivables from customers, net of the allowance for doubtful accounts plus (2) inventories on a FIFO basis less (3) the trade creditor’s liability.

BUSINESS SEGMENT INFORMATION (unaudited)

	3 Months Ended September 30		9 Months Ended September 30
	2010	2009	2010	2009
	(millions)
Net sales
Performance Coatings	$1,103	$1,075	$3,179	$3,069
Industrial Coatings	927	824	2,759	2,209
Architectural Coatings - EMEA	512	559	1,448	1,495
Optical and Specialty Materials	288	257	873	757
Commodity Chemicals	370	287	1,058	967
Glass	260	223	727	626

TOTAL	$3,460	$3,225	$10,044	$9,123

Segment income
Performance Coatings	$174	$155	$491	$402
Industrial Coatings	86	58	299	70
Architectural Coatings - EMEA	50	59	111	117
Optical and Specialty Materials	82	67	250	188
Commodity Chemicals	60	19	116	144
Glass	32	(6)	45	(40)

TOTAL	484	352	1,312	881
Legacy items (Note A)	(16)	(11)	(40)	(48)
Business restructuring (Note B)	—	—	—	(186)
Asbestos settlement - net	(3)	(3)	(9)	(10)
Interest expense, net of interest income	(37)	(40)	(112)	(124)
Unallocated stock-based compensation (Note C)	(11)	(8)	(34)	(21)
Other unallocated corporate expense (Note D)	(31)	(15)	(113)	(75)

INCOME BEFORE INCOME TAXES	$386	$275	$1,004	$417

Note A:

Legacy items include current costs related to former operations of the company, including pension and other postretirement benefit costs, certain environmental remediation costs, and certain charges which are considered to be unusual or non-recurring. Legacy items also include equity earnings/(losses) from PPG's approximate 40-percent investment in Pittsburgh Glass Works (the former automotive glass and services business).

Note B:

For the nine months ended September 30, 2009, business restructuring includes charges of $41 million for the Performance Coatings segment, $93 million for the Industrial Coatings segment, $13 million for the Architectural Coatings - EMEA segment, $12 million for the Optical and Specialty Materials segment, $6 million for the Commodity Chemicals segment, $13 million for the Glass segment, and $8 million for corporate. These costs were considered to be unusual and non-recurring and did not reduce the segment earnings used to evaluate the performance of the operating segments.

Note C:

Unallocated stock-based compensation includes the cost of stock options, restricted stock units and contingent share grants that are not allocated to the operating segments.

Note D:

The increase in corporate unallocated costs in 2010 is due to higher variable pay and benefit costs. In addition, changes in foreign currency conversion rates used to translate foreign denominated corporate receivables and payables resulted in unfavorable earnings impacts in comparison with the prior year.